Exhibit 4.2

                          AMENDMENT TO RIGHTS AGREEMENT


      AMENDMENT, dated as of July 22, 1999 (this "Amendment"), to the RIGHTS AGREEMENT, dated as of June 23, 1997 (the "Agreement"), between GP Strategies Corporation (formerly known as National Patent Development Corporation), a Delaware corporation (the "Company"), and Harris Trust Company of New York, a national banking association (the "Rights Agent").


      WHEREAS, the Company and the Agent have entered into the Agreement at the Company's direction; and

      WHEREAS, the Company has directed that the Agreement be amended; and

      WHEREAS, the Distribution Date (as defined in the Agreement) has not occurred and the penultimate sentence of Section 26(a) of the Agreement is not applicable to this Amendment;

      WHEREAS, on July 20, 1999 the Board of Directors resolved to amend the Rights Agreement;

      NOW, THEREFORE, the Agreement is amended as follows (terms used and not defined herein have the meanings as defined in the Agreement):

      1. Section 1(a) of the Agreement is amended by deleting the words "Continuing Directors" and inserting in lieu thereof the words "directors of the Company".

      2. Section 1(i) of the Agreement is amended in its entirety to read as follows:

            (i)   [Intentionally Omitted]

      3. Section 11(a)(ii)(B) of the Agreement is amended by deleting the words "Continuing Directors" and inserting in lieu thereof the words "directors of the Company".

      4. Section 11(a)(iii) of the Agreement is amended by deleting the words "Continuing Directors" in both places where such words appear and inserting in both places in lieu thereof the words "directors of the Company".

      5. Section 11(q) of the Agreement is amended by deleting the words "Continuing Directors" and inserting in lieu thereof the words "directors of the Company".

      6. Section 13(e) of the Agreement is amended by deleting the words "Continuing Directors" and inserting in lieu thereof the words "directors of the Company".

      7. Section 21 of the Agreement is amended by deleting the words "Continuing Directors" and inserting in lieu thereof the words "directors of the Company".

      8. Section 23(a) of the Agreement is amended by deleting (a) the first proviso in its entirety and (b) from the second proviso (i) the word "further" and (ii) the parenthetical "(with the approval of the majority of Continuing Directors)".


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                                      2

      9. Clause (ii) of the fourth sentence of Section 26(a) of the Agreement is amended in its entirety to read as follows:

            (ii)  [Intentionally Omitted]

      10. Section 28 of the Agreement is amended by deleting (a) the parenthetical "(with, where specifically provided for herein, the concurrence of the Continuing Directors)" in the three places where such parenthetical appears and (b) the phrase "or the Continuing Directors".

      11. The form of Rights Certificate set forth as Exhibit B to the Agreement is amended by deleting the sentence "Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors.".

      12. Except as modified hereby, the Agreement remains in full force and effect.

      13. The provisions of Sections 27, 29, 30, 31, and 32 of the Agreement shall apply to this Amendment as if set forth herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                          GP STRATEGIES CORPORATION


                                          Jerome I. Feldman, Chief Executive
Officer


                                          HARRIS TRUST COMPANY OF NEW
                                             YORK, as Rights Agent


                                          Susan M. Shadel
                                          Assistant Vice President